                                                                    EXHIBIT 12.1


              MSX INTERNATIONAL, INC. AND CONSOLIDATED SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (dollars in thousands)

                                                       PREDECESSOR                 FISCAL          FISCAL      FISCAL
                                           ------------------------------------    YEAR            YEAR       QUARTER
                                                  YEAR ENDED DECEMBER 31,          ENDED           ENDED       ENDED
                                           ------------------------------------  DECEMBER 28,    JANUARY 3,    APRIL 4,
                                              1994         1995         1996        1997           1999          1999
                                           ---------    ---------    ----------  ------------   ----------    ----------
                                                                                                             (unaudited)
Earnings before income taxes and
  fixed charges:
    Income from continuing operations
      before income taxes                  $   8,540    $  10,240    $    6,620  $    (2,748)   $    5,839    $    4,179

  Add interest on indebtedness, net              920        1,470         1,310       12,400        16,906         4,512
  Add amortization of debt issuance costs          -            -             -            -           510           147
  Add estimated interest factor
      for rentals                              1,800        2,733         1,800        5,867         7,442         1,466
                                           ---------    ---------    ----------  -----------    ----------    ----------

Earnings before income taxes and
  fixed charges                            $  11,260    $  14,443    $    9,730  $    15,519    $   30,697    $   10,304
                                           =========    =========    ==========  ===========    ==========    ==========


Fixed charges:
  Interest on indebtedness                 $     920    $   1,470    $    1,310  $    12,400    $   16,906    $    4,512
  Amortization of debt issuance costs              -            -             -            -           510           147
  Estimated interest factor for rentals        1,800        2,733         1,800        5,867         7,442         1,466
                                           ---------    ---------    ----------  -----------    ----------    ----------
                                           $   2,720    $   4,203    $    3,110  $    18,267    $   24,858    $    6,125
                                           =========    =========    ==========  ===========    ==========    ==========

Ratio of earnings to fixed charges               4.1          3.4           3.1       (a)              1.2           1.7

(a) Earnings were insufficient to cover fixed charges by $2.7 million for the fiscal year ended December 28, 1997.